Exhibit 99.1

CONTACT:	Corporate Communications
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Delta announces executive succession

ATLANTA, February 3, 2016 -- Delta Air Lines, Inc. Board of Directors today announced that Richard H. Anderson has chosen to retire as CEO effective May 2, 2016. At that time, Mr. Anderson will be elevated to Executive Chairman of the Delta Air Lines Board of Directors. “Richard has been an outstanding leader and CEO. His unique combination of strategic and operating skills, plus his commitment to employees, corporate culture, customers and shareholders has redefined Delta and led to an entirely new and better way of flying around the world. Under Richard’s leadership, Delta has become the most profitable and best run airline that consistently delivers excellent customer service. The entire Board of Directors extends a hearty thanks for his service, his leadership and his thoughtful succession planning process. This succession plan has been several years in the making and will keep Delta on top of the global industry.” said Dan Carp, Chairman of the Board.

Ed Bastian, President of Delta, will be appointed CEO effective May 2, 2016 and Glen Hauenstein, Executive Vice President, will be appointed President of Delta, also effective May 2, 2016. Gil West is promoted immediately to Senior Executive Vice President and Chief Operating Officer. “Ed has been a critical part of Delta’s success. He is an exceptional leader and has been an invaluable partner in leading the remarkable transformation of Delta over the last decade. Likewise, Glen and Gil are extraordinary leaders who have led the transformation of Delta’s network, product and operations. I hold Ed, Glen and Gil in the highest esteem, both personally and professionally, and have every confidence that they will lead Delta to even higher levels of performance.” said Richard Anderson. “Ed Bastian will lead the best management team in the global industry. Delta’s succession planning and executive development has produced the top performing executive team in the global airline industry,” said Dan Carp, Chairman of the Delta Board of Directors.

Effective immediately, the Board of Directors also appoints Steve Sear, President International and Executive Vice President Global Sales. Steve will lead the Atlantic, Asia-Pacific, and Latin America organizations in addition to global sales.

Upon Richard Anderson’s appointment as Executive Chairman on May 2, 2016, Frank Blake, a current Delta Director, will be appointed Lead Director of the Delta Air Lines Board of Directors. Dan Carp will step down as non-executive Chairman and remain on the Board of Directors of Delta. “Dan Carp has been an excellent mentor and colleague as the Chairman of Delta since 2007, overseeing the remarkable resurgence of Delta as the recognized leader of the global aviation business,” said Richard Anderson.

Delta Air Lines serves nearly 180 million customers each year. Delta was named to FORTUNE magazine's top 50 World's Most Admired Companies in addition to being named the most admired airline for the fourth time in five years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented five consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 328 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry's leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub,Google.com/+Delta, Facebook.com/delta and Delta's blog takingoff.delta.com.